Exhibit 21.1

SUBSIDIARIES

Subsidiary	State of Organization
HiColor, LLC	Minnesota
MaryMed, LLC dba Green Goods	Maryland
Mayflower Botanicals Inc.	Massachusetts, but converted to For Profit 11/16/2018
MJ Distributing C201, LLC	Nevada
MJ Distributing P132, LLC	Nevada
Resurgent Biosciences, Inc. (fka Resurgent Pharmaceuticals, Inc.)	Delaware
Verdant Grove, LLC	Delaware, but converted to Massachusetts on 3/21/2020
Vireo Health of Charm City, LLC dba Green Goods Baltimore	Maryland
Vireo Health of Massachusetts, LLC	Delaware
Vireo Health of Minnesota, LLC (fka Minnesota Medical Solutions LLC) dba Green Goods	Minnesota
Vireo Health of Nevada I, LLC	Nevada
Vireo Health of New Mexico, LLC	Delaware
Vireo Health of New York LLC (fka Empire State Health Solutions LLC)	New York
Vireo Health of Puerto Rico, LLC	Delaware
Vireo Health de Puerto Rico LLC	Puerto Rico
Vireo Health, Inc.	Delaware
Vireo DR Merger Sub Inc.	Delaware
Vireo WH Merger Sub Inc.	Delaware
Vireo PR Merger Sub Inc.	Delaware
Vireo PR Merger Sub II Inc.	Delaware
Xaas Agro, Inc.	Puerto Rico